Exhibit 99.1
                          First Consulting Group (FCG)
                  Provides Fourth-Quarter 2005 Business Update


    LONG BEACH, Calif.--(BUSINESS WIRE)--Dec. 20, 2005--First
Consulting Group (NASDAQ:FCGI):

    -- Implementing Cost Reductions and Process Improvements Focused on Improved Profitability in 2006

    -- Severance and Office Closure Related Expenses Incurred During Fourth Quarter of 2005 Expected to Be Approximately $5 Million

    FCG (NASDAQ:FCGI), a leading provider of outsourcing, consulting and systems implementation and integration services to the health-related industries, today provided an update on progress made during the fourth quarter of 2005 towards setting up improved profitability in the first quarter and full year of 2006.

    Summary of Key Items

    -- FCG continues to expect that the cost reduction efforts will enable the Company to achieve improved profitability in the first quarter of 2006.

    -- Revenue in the first quarter of 2006 is expected to range from $60 million to $63 million. This expected revenue level is a reduction from the approximately $70 million currently anticipated for the fourth quarter of 2005, and is primarily a result of the previously announced completion of the NYPH and UMass Memorial outsourcing contracts in December 2005.

    -- Cash balances are currently expected to be approximately $30 million at the end of the fourth quarter, pending receipt of early termination fees from the NYPH outsourcing contract previously announced, and are expected to increase slightly in the first quarter of 2006.

    -- The Company has reduced the number of Vice Presidents in the firm by 20%, which is expected to result in approximately $7 million in annual savings and is expected to positively impact both cost of revenues and G&A expenses. Approximately 60% of the total headcount reduction is comprised of management-level associates with a focus on improving or eliminating underperforming service offerings.

    -- The Company has reduced other non-billable and under-utilized head count, which is anticipated to result in approximately $4 million in annual savings.

    -- The Company has reduced office space by closing two offices and significantly downsizing the amount of space used in another facility, which is expected to result in approximately $700,000 of annual savings.

    -- The Board of Directors has engaged Korn/Ferry International to conduct the Company's search for a new CEO.

    Steven Heck, FCG's interim chief executive officer, said, "Our management team has been diligent in executing the Company's cost reduction objectives, preparing the 2006 plan and building a profitable foundation on our expected new revenue level in the first quarter. We believe we are taking appropriate steps toward revitalizing our business and we expect to build on our initial progress toward achieving longer-term stockholder value. These actions will allow us to sharpen our focus on core services while maintaining our history of client service."

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    Forward-Looking Statements

    This news release includes forward-looking statements based on FCG's current expectations, estimates and projections about its industry, management's beliefs and certain assumptions made by the Company. These forward-looking statements can typically be identified by use of words such as "believes," "anticipates" or "expects" and include statements regarding (i) FCG's anticipated financial and operating performance as set forth in this release, including expected revenues for the fourth quarter of 2005 and first quarter of 2006;
(ii) the impact to FCG's profitability as a result of the Company's cost reduction efforts and its ability to maintain and increase profitability through management of cost of services, infrastructure costs and corporate general and administrative expenses; and (iii) FCG's ability to manage through its current management transition and recruit a new chief executive officer. These forward-looking statements involve known and unknown risks which may cause the Company's actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements.
    Some of the risks investors should consider include the following:
(a) the unpredictable nature of the Company's pipeline of potential business and of negotiations with clients on new outsourcing and other engagements, resulting in uncertainty as to whether and when FCG will enter into new agreements and whether those agreements will be on terms favorable to FCG; (b) the unpredictable nature of the business of FCG's clients and the markets that they serve, which could result in clients canceling, modifying or delaying current or prospective engagements with FCG; (c) the ability of FCG to deliver services on an offsite and/or blended shore basis utilizing a global operations base, including its operations in Nashville, Tennessee, India, Vietnam, and Europe; (d) the ability of FCG to increase its sales effectiveness;
(e) the ability of FCG to leverage general and administrative expenses and its service centers and continue to manage its new cost structure effectively; (f) the importance of FCG's personnel to its operations, including whether FCG can attract and retain qualified management (including a new chief executive officer) and personnel and keep personnel utilized on client engagements in order to achieve growth, revenue and profitability; (g) foreign currency exchange rates and cost of labor and availability of resources in FCG's offshore development centers; (h) the ability of FCG to effectively manage client expectations, service levels and cost reductions on the outsourcing accounts and larger projects; and (i) other risk factors referenced in the Company's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission.
    In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



    CONTACT: First Consulting Group
             Thomas Reep, 562-624-5250